Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573


                              Prospectus Supplement
                              Dated April 14, 2000

                  The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" table in the Prospectus Supplement dated August 13, 1999:


                                                              Principal Amount
                                                                of Registered
                   Selling Securityholders                           Notes
-----------------------------------------------------------   -----------------
William Fertig.............................................          $300,000

-----------------------------------------------------------
     Total of Above........................................          $300,000
                                                                     ========

     ------------

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Vanguard Convertible Securities Fund, Inc. is reduced from $1,585,000 to $0.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Allstate Life Insurance Company(1) is reduced from $3,750,000 to $2,750,000.

     The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Allstate Insurance Company(2) is reduced from $5,250,000 to $4,250,000.

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(1) Allstate Life Insurance Company is the owner of 7,100 shares of
    Interpublic's common stock.

(2) Allstate Insurance Company is the owner of 91,600 shares of Interpublic's common stock.